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                                                                  EXHIBIT 10(h)

                        INCENTIVE SHARE AWARD AGREEMENT


     AGREEMENT Made as of May 15, 1996, by HERMAN MILLER, INC., a Michigan corporation (the "Company"), and MICHAEL A. VOLKEMA (herein called "Mr. Volkema").

RECITALS

     A. Mr. Volkema is the president, chief executive officer, and a director of the Company.

     B. To provide an incentive to Mr. Volkema, the Company's Board of Directors has elected to award Mr. Volkema shares of common stock of the Company under the terms of the Company's Long-Term Incentive Plan (the "Plan").

     C. The award of Restricted Stock (as defined in the Plan) to Mr. Volkema is subject to the terms and restrictions of the Plan and this Agreement, including the automatic reversion to the Company of some or all of the shares if Mr. Volkema does not continue to serve the Company as an officer or director for the period specified herein.

     D. Mr. Volkema has accepted the grant of shares upon the terms, restrictions and conditions of this Agreement.

     E. The parties desire to confirm in this Agreement the terms, conditions and restrictions applicable to the grant of shares.

NOW, THEREFORES the parties agree as follows:

1.   DEFINITIONS

     1.1 "Affiliated Employer" means any entity controlling, controlled by or under common control with the Company.

     1.2 "Board" means the Board of Directors of the Company.

     1.3 "Bonus Payout Percentage" means the percentage which results from dividing the actual bonus earned by Mr. Volkema in a particular fiscal year under the Company's Executive Incentive Plan for that year by his Bonus Potential (at 100 percent, as defined in such plan) for such year.

     1.4 "Cornmon Stock" means the common stock of the Company, par value $.20 per share.

     1.5 "Company" means Herman Miller, Inc., a Michigan corporation, its successors and assigns.

     1.6 "Executive Incentive Plan" means the Company's officers' executive incentive plan approved and adopted by the Board with respect to each fiscal year of the Company.

     1.7 "Fiscal year" means the year ending the Saturday nearest the end of May of each year, or such other fiscal year as may be adopted for the Company by the Board.


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     1.8 "Plan" means the Company's Long-Term Incentive Plan, as approved by the Company's shareholders on October 6, 1994.

     1.9 "Restricted Share" means a Share which is subject to the restriction on sale, pledge or other transfer imposed by Section 3.1. An "Unrestricted Share" is a Share which is no longer a Restricted Share.

     1.10 "Reverted Shares" means Unvested Shares which have reverted to the Company pursuant to Sections 5.7 and 5.8.

     1.11 "Shares" means the shares of Common Stock awarded, issued and delivered to Mr. Volkema under this Agreement. If, as a result of a stock split, stock dividend, combination of stock, or any other change or exchange of securities, by reclassification, reorganization, recapitalization or otherwise, the Shares shall be increased or decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, the term "Shares" shall mean and include the shares of stock or other securities issued with respect to the Shares.

     1.12 "Silver Parachute Plan" means the Herman Miller, Inc., Plan for Severance Compensation After Hostile Takeover, as amended and restated as of January 17, 1990, and as it may thereafter be amended.

     1.13 "Vested Percentage" means the percentage of Shares which have become Vested Shares pursuant to Section 5.4.

     1.14 "Vested Shares" and "Unvested Shares" shall have the meanings expressed in Section 5.3.

2.   GRANT AND ACCEPTANCE OF AWARD

     2.1 Grant. The Company confirms that on May 15, 1996, as authorized by the Board, Mr. Volkema was awarded twenty thousand (20,000) shares of Common Stock (the "Shares") pursuant to the Plan.

     2.2 Acceptance. Mr. Volkema confirms that he has accepted the award of Shares and agrees to hold them subject to the terms, conditions and limitations of the Plan and this Agreement.

     2.3 Tax Election. Mr. Volkema agrees to elect to be taxed in 1996 on the fair market value of the Shares awarded to him, and agrees to sign an election to be so taxed under Section 83(b) of the Internal Revenue Code. Mr. Volkema agrees to file such election on or before thirty (30) days from the date hereof.

         Mr. Volkema confirms his understanding that, having made the election under Section 83(b) to be taxed in 1996 on the value ofthe Shares, if any of the Shares shall revert to the Company pursuant to Sections 5.7 and 5.8, the effect will be that he will have paid tax as if he had retained such Shares but will have been denied the right to retain them.

     2.4 Withholding. Mr. Volkema recognizes that the Company is required by federal regulations to deduct and withhold income taxes at the rate of 28 percent of the market value of the Shares, and to pay the tax in money at the time or times the payroll deposit is due with respect to such income. The Company has offered to withhold 28 percent of the Shares (5,600 shares) and itself pay


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the amount to be withheld. Mr. Volkema has accepted such offer rather than pay to the Company in cash the full amount to be withheld. Accordingly, Mr. Volkema will receive a certificate for 14,400 Shares and the Company will pay the requisite withholding tax. Mr. Volkema is responsible to pay when due all income taxes on the fair market value of the Shares in excess of the amount which is withheld.

3.   RESTRICTIONS ON TRANSFER OF SHARES: LAPSE OF RESTRICTIONS

     3.1 Transfer Prohibition. Mr. Volkema shall not sell any Share, pledge any Share or otherwise transfer any Share or any interest in any Share if such Share is a Restricted Share.

     3.2 Restricted Shares. Every Share shall be a Restricted Share until the Share shall no longer be deemed to be a Restricted Share as provided in Section 3.6.

     3.3 Securities Law Compliance. Mr. Volkema shall not sell or transfer any Share or any interest in any Share, whether such Share is or is not a Restricted Share, unless either (a) the Company shall consent in writing to such transfer, or (b) the Company shall have received an opinion of counsel reasonably satisfactory to the Company to the effect that such transfer will not violate the registration requirements imposed by the Securities Act of 1933 or any other provision of law which the Company shall desire such opinion to cover.

     3.4 Legend. Every certificate representing a Share shall at all times bear the following legend:

         "The Shares represented by this certificate are subject to certain restrictions and prohibitions and to the rights of Herman Miller, Inc. (the "Company"), as set forth in an Incentive Share Grant Agreement dated May 15, 1996 ("Agreement"), between the Company and Michael A. Volkema, including but not limited to: ( 1) the Company's right to acquire absolute ownership of some or all of these Shares upon their reversion to the Company; (2) a prohibition against any transfer of any interest in these Shares without the Company's consent while these Shares remain Restricted Shares under the Agreement; and
(3) a prohibition against transfer of any interest in these Shares except in compliance with requirements imposed by the Securities Act of 1933. No interest in these Shares may be transferred without compliance with the requirements in the Agreement."

     3.5 Stop Transfer Instructions. The Company shall have the right to issue instructions to the transfer agent for the shares of the Company, prohibiting transfer of any Shares except in accordance with the requirements of this Agreement.

     3.6 Unrestricted Shares. A Share shall no longer be deemed to be a Restricted Share if:

     a. The Company stipulates in writing that the Share is no longer a Restricted Share.

     b. The Share is or becomes a Vested Share as of the end of the Company's fiscal year ending in the year 2001.

     c. The Share becomes a Vested Share as of the end of the Company's fiscal year ending in the year 2002.

     d. The Share becomes a Vested Share pursuant to Section 5.6(c), (d), or
(e).


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     A Share which is no longer deemed to be a Restricted Share shall be an
Unrestricted Share.

     3.7 New Certificate for Unrestricted Shares. If Mr. Volkema holds certificates representing Shares which are no longer Restricted Shares, Mr. Volkema shall be entitled to receive from the Company, in exchange therefor, a certificate representing such Unrestricted Shares, bearing a legend, if the Company shall deem such a legend to be appropriate, only to the effect that the transfer of such Shares is prohibited if it would violate the Securities Act of 1933. If the certificate held by Mr. Volkema represents both Restricted and Unrestricted Shares, he shall be entitled to receive two certificates in exchange therefor, one of which shall represent the Restricted Shares and one of which shall represent Unrestricted Shares.

     3.8 Rights as Stockholder. Except for the restrictions imposed in this
Article 3, and unless the Shares have reverted to the Company pursuant to Sections 5.7 and 5.8, Mr. Volkema shall have all the rights as a stockholder with respect to the Restricted Shares, including the right to vote and to receive the dividends declared and paid thereon.

4.   ACQUISITION WARRANTIES

     In order to induce the Company to issue and deliver the Shares on the terms of this Agreement, Mr. Volkema warrants to and agrees with the Company as follows:

     4.1 No Participating Interest. Mr. Volkema is acquiring the Shares for his own account. He has not made any arrangement or commitment to convey any interest in the Shares to any person, other than to transfer Reverted Shares to the Company pursuant to Section 5.8 of this Agreement.

     4.2 Ability to Evaluate. Because of his knowledge and experience in financial and business matters, Mr. Volkema is capable of evaluating the merits and risks of acquiring the Shares under the arrangements prescribed by this Agreement.

     4.3 Familiarity with Company . Mr. Volkema is familiar with the business, properties, financial condition, liabilities, shares, earnings, prospects and operations of the Company. He confirms that the Company has not made any representation, warranty or agreement regarding the foregoing matters, the merits of the arrangements made pursuant to this Agreement, or any other matter except as expressly indicated in this Agreement.

     4.4 All Ouestions Answered.. Mr. Volkema thoroughly understands all the terms of this Agreement, the actions which may be taken under this Agreement, and the consequences such actions might have for him. He confirms there are no questions relating to any such matters which have not been answered to his complete satisfaction.

     4.5 Agreement Binding and Enforceable. Mr. Volkema intends and agrees that every provision in this Agreement shall be binding upon and enforceable against him in accordance with its terms.

5.   VESTING AND REVERSION

     5.1 General. In general, Shares shall vest in accordance with Section 5.4 and the table of vesting set forth in that section. Shares may also become vested in accordance with Sections 5.5 and 5.6.


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     5.1 Vested Percentage. The "Vested Percentage" of the Shares at any time is the percentage of the Shares which have become vested pursuant to Section
5.4.

     5.3 Vested Shares. The number of vested shares ("Vested Shares") at any time shall be the greater of (a) the number derived by multiplying the Vested Percentage at that time by the number of Shares issued hereunder, or (b) the number which have become vested pursuant to Sections 5.5 or 5.6.

     5.4 Table of Vesting. The vesting of Shares shall be based upon the Bonus Payout Percentage earned by Mr. Volkema under the Company's Executive Incentive Plan for each of the fiscal years designated in the following table. The Vested Percentage for the fiscal years ending in 1998, 1999, 2000, and 2001, respectively, shall be based upon the sum of the bonus Payout Percentages earned by Mr. Volkema for that year and for each of the fiscal years ended prior to that date ("Cumulative Bonus Payout Percentage"), in accordance with the following table of vesting:


             If Cumulative
             Fiscal Year        Bonus Payout   The Vested
             Ending In          Percentage is         Percentage is
             -------------      -------------         -------------
             1997           100 or more           20
             1998           200 or more           40
             1999           300 or more           60
             2000           400 ormore            80
             2001           500 or more          100


     In any fiscal year ending in the years 1997 to 2001 inclusive, in which Mr. Volkema's Vested Percentage does not increase by at least twenty (20) percentage points in accordance with the foregoing table of vesting, his Vested Percentage in that fiscal year shall increase by ten (10) percentage points.

     No Shares shall be Vested Shares prior to the end of the Company's fiscal year ending in 1997.

     If the Shares are not 100 percent vested by the end of the Company's fiscal year ending in the year 2001, the remainder of the Shares shall vest at the end of the Company's fiscal year ending in the year 2002.

     5.5 Acceleration of Vested Percentage. The Board shall have the right at any time (but shall not be obligated) to increase the Vested Percentage under this Agreement to 100 percent, or to any other percentage greater than would otherwise apply under this Agreement. After any such action by the Board:

         a. The Vested Percentage shall never be less than the percentage designated by the Board; and

         b. If the Vested Percentage is less than 100 percent, the Vested Percentage shall increase at the end of each of the Company's fiscal years thereafter in accordance with Section 5.4.

     5.6 One Hundred Percent Vesting. All Shares issued hereunder shall become Vested Shares:


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         a. If the Shares are 100 percent vested pursuant to Section 5.4.

         b. If the Company so stipulates in writing.

         c. Upon Mr. Volkema's death.

         d. If Mr. Volkema's service to the Company both as an officer and as a director ends at a time when he is permanently disabled, as determined by a physician approved by the Board.

         e. If Mr. Volkema's employment is voluntarily or involuntarily terminated at a time when he is entitled to receive a severance benefit under the Company's Silver Parachute Plan.

     5.7 Reversion. All Unvested Shares shall automatically revert to the Company at any time Mr. Volkema shall no longer be employed by the Company or an Affiliated Employer for any reason whatsoever, including involuntary termination without the consent of Mr. Volkema. Except as provided in Section 5.9, no compensation shall be payable to Mr. Volkema for shares which revert to the Company.

     5.8 Effect of Reversion. Upon reversion of any Unvested Shares (a) absolute ownership thereof shall automatically revert to the Company at that time, (b) such Unvested Shares shall be deemed to be "Reverted Shares" for purposes of this Agreements (c) all Mr. Volkema's rights and interests in the Reverted Shares shall cease at that time, and (d) Mr. Volkema shall be obligated immediately to surrender to the Company the certificates representing the Reverted Shares, but the failure to do so shall not impair the immediate effect of clauses (a), (b) and (c) above.

     5.9 Payment on Reversion. If Mr. Volkema's employment is terminated involuntarily and without his consent, so that he is no longer employed by the Company or an Affiliated Employer, and if Unvested Shares thereby revert to the Company pursuant to Section 5.7, the Company shall pay Mr. Volkema $8.00 per Reverted Share in full payment therefor. (This price is equal to 25 percent of the fair market value of the Shares at the date (May 15, 1996) on which the Shares were awarded to Mr. Volkema.) If, prior to the termination of Mr. Volkema's employment, Shares of common stock of the Company are increased, decreased or changed as a result of any event described in Section 1.11, the stated price payable by the Company for the Reverted Shares shall be fairly adjusted to reflect the effects of such an event.

6.   MR. VOLKEMA'S UNDERSTANDINGS AND ACKNOWLEDGMENTS

     6.1 Free Choice. Mr. Volkema understands, acknowledges and agrees that he has no obligation to enter into this Agreement and that failure to do so will not have any adverse consequences on his other compensation, position, job responsibilities, or future prospects at the Company. Mr. Volkema has elected to enter into this Agreement because he has concluded that the potential benefits he could derive under this Agreement outweigh the risk of substantial after-tax loss which could be realized if any Unvested Shares revert to the Company or if the market value for the Shares declines substantially.

     6.2 No Right to Employment. Neither the execution or delivery of this Agreement nor any action taken by the Company under this Agreement nor any course of dealing between the Company and Mr. Volkema, nor anything else, shall limit or impair in any way the right of the Company to terminate Mr. Volkema's employment at any time. He acknowledges that no one has

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made any explicit or implicit promise that his employment relationship with the
Company will be continued for all or any part of the period required for all or any part of the Shares to become Vested Shares.

7.   INTERPRETATION OF THIS AGREEMENT

     7.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable, but if any provision of this Agreement shall be held to be prohibited or unenforceable under applicable law (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of this Agreement shall remain in full force and effect.

     7.2 Captions. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used.

     7.3 Complete Agreement. This Agreement contains the complete agreement between the parties relating in any way to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, which may have related to such subject matter in any way.

8.   GENERAL PROVISIONS

     8.1 Notices.

         a. Procedures Required. Each communication given or delivered under this Agreement must be in writing and may be given by personal delivery or by registered or certified mail. A written communication shall be deemed to have been given on the date it shall be delivered to the address required by this Agreement.

         b. Communications to Company. Communications to the Company shall be addressed to it at the principal corporate headquarters (which on the date hereof were located at 855 East Main Avenue, Zeeland, Michigan) and marked to the attention of the Company's chairman of the Board; or, if Mr. Volkema becomes chairman of the Board, to the attention of the Company's general counsel; if, prior to the issuance of such notice, the Company shall have given notice to Mr. Volkema that communications to the Company should be directed to a different address or to the attention of a different officer, then such communication shall be addressed in the manner most recently specified.

         c. Communications to Mr. Volkema. Every communication to Mr. Volkema shall be addressed to him at the address given immediately below his signature to this Agreement, provided that, if, prior to the issuance of such notice, he shall have given the Company notice that communications to him should be directed to a different address, then such communication shall be addressed to the address which shall most recently have been so specified.

     8.2 Assignment. This Agreement is not assignable by Mr. Volkema during his lifetime. This Agreement shall be binding upon and inure to the benefit of
(a) the successors and assigns of the Company, and (b) any person to whom Mr. Volkema's rights under this Agreement may pass by reason of his death.


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     8.3 Amendment. This Agreement may be amended or modified in any manner whatsoever or terminated by written agreement between the Company and Mr. VoLlcema. No course of dealing between the parties shall be deemed effective to modify, amend or terminate any part of this Agreement or any rights or obligations of either party hereunder.

     8.4 Waiver. No delay or omission in exercising any right hereunder
shall operate as a    waiver of such right or of any other right hereunder. A
waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any other occasion. All of the rights and remedies of the parties hereto, whether evidenced hereby or granted by law, shall be cumulative.

     8.5 No Oral Commitments. No amendment, modification or termination of this Agreement under Section 8.3 and no waiver under this Agreement under
Section 8.4 shall be effective or enforceable unless it is set forth in writing and signed by both parties.

     8.6 Counterparts. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same agreement.

     8.7 Choice of Law. This Agreement shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be construed in accordance with and governed by the laws of the state of Michigan or applicable federal law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                  HERMAN MILLER, INC.




                                                  By
- -----------------------                              ------------------------
Michael A. Volkema                                   David L. Nelson
                                                     Its   Chairman of the Board
Address:
283 Whispering Way
Holland, Michigan  49424


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